UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2014

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35319	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

(781) 663-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Steven Crane

On April 30, 2014, after discussions with Steven G. Crane, the Chief Financial Officer of ModusLink Global Solutions, Inc. (the “Company”), the Company determined that Mr. Crane’s employment with the Company should come to an end. Accordingly, Mr. Crane’s departure from the Company was effective April 30, 2014 (the “Effective Date”). In connection with his departure the Company will provide Mr. Crane with severance under the terms of his Executive Severance Agreement dated July 26, 2007 and amended September 28, 2010 and June 12, 2012 (as amended, the “Severance Agreement”) whereby Mr. Crane will, upon execution of a waiver and release of claims he may have against the Company, receive an amount equal to his current base salary, and his target annual bonus for the current year, payable in installments over a period of twelve (12) months following the Effective Date.

Appointment of Joe Sherk

On May 2, 2014, the Company appointed its Corporate Controller, Joseph B. Sherk, as its Principal Accounting Officer.

Mr. Sherk, 65, has been the Company’s Corporate Controller since December, 2007.

There is no arrangement or understanding between Mr. Sherk and any other person pursuant to which he was appointed as Principal Accounting Officer of the Company. There have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Sherk has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Sherk and any director or other executive officer of the Company.

Appointment of Glen Kassan as Chief Administrative Officer

On May 2, 2014, the Company appointed Glen M. Kassan, a director of the Company, as its Chief Administrative Officer and Vice Chairman of the Company’s Board of Directors (the “Board”). In connection with this appointment, Mr. Kassan is resigning from all Board committees on which he serves. The Company is conducting a search for a new Chief Financial Officer. As Chief Administrative Officer, Mr. Kassan will receive an annualized base salary of $400,000.

Mr. Kassan, age 70, has served as a director of the Company since March 12, 2013. Mr. Kassan has served since July 2005 as a director of Handy & Harman, Ltd. (“HNH”) and as its Vice Chairman of the Board since October 2005. He previously served as HNH’s Chief Executive Officer from October 2005 until December 2012. He is a Managing Director and operating partner of SP General Services LLC (“Steel Partners”) and has been associated with Steel Partners and its affiliates since August 1999. He served as the Vice President, Chief Financial Officer and Secretary of a predecessor entity of Steel Partners Holdings L.P. from June 2000 to April 2007. He has served as a director of SL Industries Inc. (“SLI”) since January 2002 and its Chairman of the Board since May 2008. He previously served as SLI’s Vice Chairman of the Board from August 2005 to May 2008, its President from February 2002 to August 2005, its interim Chief Executive Officer from June 14, 2010 to June 29, 2010 and its interim Chief Financial Officer from June 14, 2010 to August 30, 2010. He was a director of United Industrial from October 2002 to November 2007.

There is no arrangement or understanding between Mr. Kassan and any other person pursuant to which he was appointed as Chief Administrative Officer of the Company. As previously reported, Mr. Kassan was nominated as a director by the Board pursuant to the terms of that certain Settlement Agreement, dated February 11, 2013, by and among the Company, HNH and certain of its affiliates party thereto. There have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Kassan has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Kassan and any director or other executive officer of the Company.

The foregoing description is subject to, and qualified in its entirety by, the Settlement Agreement, each of which is filed as an exhibit hereto and incorporated herein by reference.

Appointment of New Director

On May 2, 2014 the Board elected Philip E. Lengyel as a Class II director of the Company. Mr. Lengyel will serve on the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee of the Board. Mr. Lengyel has been an independent marketing and business consultant from 2009 to the present. He previously served as Executive Vice President and Chief Marketing Officer of the Indianapolis Motor Speedway from 2005 to 2009. Prior to that he held a number of senior marketing and business development positions at Walt Disney World, where he served for over two decades.

There is no arrangement or understanding between Mr. Lengyel and any other person pursuant to which he was elected to the Board. There have been no transactions and are no currently proposed transactions to which the Company or any of its subsidiaries was or is a party in which Mr. Lengyel has a material interest, which are required to be disclosed under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Lengyel and any director or other executive officer of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibit listed in the Exhibit Index below is filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date: May 5, 2014	By:	/s/ John J. Boucher
	Name: Title:	John J. Boucher Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement, dated February 11, 2013, among ModusLink Global Solutions, Inc., Handy & Harman, Ltd. and certain of its affiliates party thereto is incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on February 13, 2013 (File No. 001-35319).